Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Accelerize Inc. and Subsidiary (collectively, the ”Company”) on Form S-3 (File No. 333-195494 and No. 333-206868) and Form S-8 (File No. 333-146789) of our report dated April 16, 2019 with respect to our audit of the consolidated financial statements of the Company as of December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018, which report is included in this Annual Report on Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

April 16, 2019